EXHIBIT 3.1

1.
The Articles of Corel Corporation (the"Company") be amended to effect a consolidation of the issued and outstanding common shares of the Company (the "Shares") on the basis of one post-consolidation common share of the Company (a "New Common Share") for each 871,589 pre-consolidation Shares (the "Consolidation"); provided however, that:

(a)
holders of Shares on the date that the certificate of amendment is issued to give effect to the Consolidation (the"Effective Date") shall not be entitled to receive a certificate for any fractional New Common Share following the Consolidation, and such holders shall not be entitled to exercise any of the rights of shareholders in respect of any fractional New Common Share. On the Effective Date, such holders shall have only the right to receive a cash payment equal to U.S.$4.00 in respect of each pre-Consolidation Share held immediately prior to the Effective Date, such payment (the "Consideration") to be made without interest as soon as practicable after the Effective Date upon presentation and surrender to the Company or the depositary designated by the Company (the "Depositary") for cancellation of the certificates representing such pre-Consolidation Shares.